Exhibit 21.1

Subsidiaries of the Registrant

Public Subsidiaries (including entities consolidated as a variable interest entity)

1.	TurnOnGreen, Inc. (f/k/a Imperalis Holding Corp.), a Nevada corporation

a.	Digital Power Corporation, a Delaware corporation
b.	TOG Technologies, a Nevada corporation

2.	Gresham Worldwide, Inc. (f/k/a Giga-tronics Incorporated), a California corporation

a.	Gresham Holdings, Inc. (f/k/a Gresham Worldwide, Inc.), a Delaware corporation
b.	Microsource, Inc., a California corporation
c.	Microphase Corporation, a Delaware corporation
d.	Gresham Power Electronics Ltd. (f/k/a Digital Power Limited), a company organized under the laws of England and Wales
e.	Enertec Systems 2001 Ltd., an Israeli corporation
f.	Relec Electronics Ltd., a company organized under the laws of England and Wales

3.	RiskOn International, Inc. (f/k/a BitNile Metaverse, Inc.), a Nevada corporation

a.	Bitnile.com, Inc., a Nevada corporation
b.	RiskOn 360, Inc. (f/k/a Ault Iconic, Inc.), a Nevada corporation
c.	RiskOn Learning, Inc., a Nevada corporation
d.	Ecoark, Inc., a Delaware corporation

Private Subsidiaries

1.	456 Lux Hotel NYC, LLC, a Delaware limited liability company
2.	1801 Deming, LLC, a Delaware limited liability company
3.	2226 Deming, LLC, a Delaware limited liability company
4.	7675 Walton, LLC, a Delaware limited liability company
5.	8400 Market, LLC, a Delaware limited liability company
6.	Agree Madison, LLC, a Delaware limited liability company
7.	Alliance Cloud Services, LLC, a Delaware limited liability company
8.	Ault Aviation, LLC, a Nevada limited liability company
9.	Ault Capital Group, Inc., a Nevada corporation
10.	Ault Energy, LLC, a Nevada limited liability company
11.	Ault Global Real Estate Equities, Inc., a Nevada corporation
12.	Ault Global Real Estate Equities, LLC, a Delaware limited liability company
13.	Ault Lending, LLC, a California limited liability company
14.	Avalanche International, Corp., a Nevada corporation
15.	BNI Montana, LLC, a Delaware limited liability company
16.	Circle 8 Crane GP LLC, a Delaware limited liability company
17.	Circle 8 Crane Services LLC (f/k/a Circle 8 Newco LLC), a Delaware limited liability company
18.	Circle 8 Holdco LLC, a Delaware limited liability company
19.	Eco Pack Technologies, Inc., a Nevada corporation
20.	Eco Pack Technologies Limited, a UK private company
21.	MTIX Ltd., a company organized under the laws of England and Wales
22.	Sentinum, Inc. (f/k/a BitNile, Inc.), a Nevada corporation

Inactive Subsidiaries

The following entities are inactive subsidiaries of the Company:

A.	Digital Farms, Inc., a Delaware corporation
B.	Flashpoint Digital Media, LLC, a Delaware limited liability company
C.	FlexiSphere Acquisition Corp., a Delaware corporation
D.	I. AM Inc., a Nevada corporation
E.	It’sLikeFashion.com, Inc., a Delaware corporation
F.	Spyglass Hill Capital Lending Corp., a Delaware corporation
G.	Tabard Holdings Inc., a Delaware corporation
H.	Unique EV, Inc., a Delaware corporation
I	Watership Corp., a Nevada corporation

J	GuyCare, Inc., a Nevada corporation

K	GuyCare Management, Inc., a Nevada corporation

L	Third Avenue Apartments, LLC, a Delaware limited liability company